EXHIBIT 5(i)


         (LETTERHEAD OF PEPER, MARTIN, JENSEN, MAICHEL and HETLAGE)


August 6, 1997

Baldor Electric Company
5711 R. S. Boreham Jr St
Fort Smith, Arkansas  72901

RE:     Baldor Electric Company 1996 Stock Option Plan for Non-Employee
        Directors

We are counsel for Baldor Electric Company, a Missouri corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 150,000 shares of Common Stock, $.10 per share par value of the Company (the "Shares") and 150,000 Common Stock Purchase Rights (the "Rights") accompanying and associated therewith, to be issued under the Baldor Electric Company 1996 Stock Option Plan for Non-Employee Directors (the "Plan").

A Registration Statement on Form S-8 (the "Registration Statement") with respect to the Shares and the Rights is being filed concurrently herewith with the Securities and Exchange Commission.

As counsel, we have reviewed the Good Standing Certificate with respect to the Company issued by the Secretary of State of Missouri dated August 6, 1997. We have also reviewed the organizational documents of the Company, including the Restated Articles of Incorporation and the Bylaws as amended to date and we have reviewed the Plan and Rights Agreement dated as of May 6, 1988, by and between the Company and Wachovia Bank of North Carolina, N.A. (formerly Wachovia Bank and Trust Company, N. A.) ("Wachovia"), as Rights Agent, as amended by Amendment No. 1 thereto by and among the Company and Wachovia and dated as of February 5, 1996. We have also examined copies of resolutions certified by the Secretary of the Company and adopted at: (i) meetings of the Board of Directors of the Company held on May 6, 1988, and February 5, 1996; and (ii) a meeting of the shareholders of the Company held on May 4, 1996. We have relied, as to these and other factual matters which affect our opinion, on the Certificate of the Secretary of the Company dated as of July 29, 1997. We have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with the originals of all items submitted to us as copies.

Based upon the foregoing, we are of the opinion that:

1. The Shares to be issued pursuant to the Plan are duly and validly authorized, and when such Shares have been issued and paid for in accordance with the Plan, such Shares will be validly issued, fully paid and nonassessable.
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Baldor Electric Company
August 6, 1997
Page 2



2. The Rights to be issued pursuant to the Plan are duly and validly authorized.

We hereby consent to the use of this opinion as Exhibit 5(i) of the above-mentioned Registration Statement.



              PEPER, MARTIN, JENSEN, MAICHEL and HETLAGE

CAA/DMG









































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